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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May 15, 1997, by and between CENTRAL FREIGHT LINES, INC., a Texas corporation (the "Company"), and THOMAS K. MOREHOUSE (the "Executive").

     WHEREAS, the Company desires to employ the Executive as Senior Vice President of Sales and Marketing and the Executive is willing to render his services to the Company on the terms, covenants, and conditions with respect to such employment as hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises, terms, and conditions hereof, the Company and the Executive agree as follows:

1. Employment. The Company employs the Executive and the Executive accepts such employment with the Company upon the terms and conditions hereinafter set forth. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

2. Term. The term of employment hereunder shall be three (3) years and shall commence on the date and year first above written and end on the third anniversary of such date (the "Base Term") unless sooner terminated pursuant to Section 8 of this Agreement.

3. Duties. The Executive is employed as Senior Vice President of Sales and Marketing and shall render his services at the principal business offices of the Company. As Senior Vice President of Sales and Marketing of the Company, the Executive has full responsibility and authority for the day-to-day operation of the business of the Company as they relate to such position. The Executive shall report directly to the Chairman of the Board of Directors of the Company (the "Chairman") and the President of the Company (the "President") and shall have such authority and shall perform such duties as are customarily performed by one holding the position as described in this Section 3; subject, however, to such limitations, instructions, directions, and control as the Chairman or President may specify from time to time in its sole discretion.

4. Exclusive Services. The Executive shall devote all necessary working time, ability, and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any material services of a business, commercial, or professional nature to any other person, corporation, or organization for compensation without the prior consent of the Board of Directors of the Company (the "Board").






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5.   Compensation. As compensation for his services in any capacity rendered under this Agreement, the Executive shall be entitled to receive the following:

     a. Salary. During the Base Term or Optional Term, as hereinafter defined, the Company shall pay the Executive a salary at the rate of $180,000 per annum (the "Salary"). The Salary shall be payable in accordance with the ordinary payroll practices of the Company. Upon termination of the Executive's employment in accordance with Section 8 or expiration of the Base Term, the Salary shall be discontinued; provided, however, the Company shall have the option upon such termination or expiration to continue to pay the Executive an amount equal to the Salary for the length of time equal to the Base Term to bind the Executive to the non-competition provisions of Section 7 hereof and as consideration therefore (the "Optional Term").

     b. Bonus. During the Base Term and so long as the Executive's employment continues under this Agreement, the Board shall conduct, or cause to be conducted at annual or approximate annual intervals after the end of each fiscal year, a review of the Executive's performance, giving attention to all pertinent factors, including without limitation, the attainment of a 92.5% operating ratio as a minimum qualification for receipt of such bonus and otherwise the general performance and growth of the Company (excluding the effects of all transaction and financing costs associated with the Acquisition Agreement, as hereinafter defined). Following such review, the Board may award and pay a performance-based bonus, paid as a lump sum to the Executive, in an amount of up to fifty-percent (50%) of the Salary.

     c. Benefits. The Company shall (i) provide the Executive the use (business and personal) of an automobile valued at up to $30,000; (ii) to the extent the Executive or his spouse does not otherwise receive compensation therefor, pay any expenses incurred by the Executive in the initial move, if any, by the Executive and his immediate family to the greater metropolitan area in which the Company's principal place of business is located; and (iii) permit the Executive to participate in any and all employee benefit plans, including but not limited to health and medical insurance, group term life insurance, disability insurance, and retirement plan contributions, as may be in effect for other senior executives of the Company.

6. Business Expenses. The Company shall reimburse the Executive for all business expenses incurred in the performance of his duties under this Agreement in a manner consistent with the Company-wide policies for reimbursing business expenses generally as such policies existed on the day immediately prior to the date first written above.

7. Non-Competition. For a period from the date and year first above written until the latest of (a) the expiration of the Base Term or (b) the last day of the payroll period after which the Company gives notice to the Executive of its desire to discontinue payment of the Salary during the Optional Term, neither Executive nor any entity of which Executive




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     directly or indirectly owns more than 5% shall (a) own, operate, manage, be employed or retained as a consultant by, or in any other manner assist any truckload or less-than- truckload carrier, broker, agent, consolidator, third-party logistics provider, or other company engaged in the business of transporting or arranging for the transportation of general commodity freight that conducts operations in the United States; (b) divert or solicit any person who is or was a customer of Company or any affiliated entity during such period; (c) induce or influence any employee, agent, owner-operator, or other representative of Company, or any affiliated entity to leave any of such corporations in order to engage in a competitive business; or (d) use or allow anyone to use the name of the Company or any affiliated or successor entity, or any derivation of the foregoing. The parties deem the restrictions contained in this Section reasonable and necessary to secure for Company the benefits of employing the Executive and obtaining for Company's stockholders the benefits of the Asset Purchase Agreement among the Company and the Southwestern Division of Viking Freight, Inc., a subsidiary of Caliber System, Inc., a Delaware corporation (the "Acquisition Agreement"). However, if a court of competent jurisdiction determines that such restrictions are unreasonable, the restrictions shall be reduced by the court to a reasonable level and enforced in accordance therewith pursuant to Section 10.b. hereof. Although subject to the terms of this Agreement (and in particular Section 10.b. hereof), the covenants set forth in this Section 7 shall be deemed and construed as a separate agreement independent of any other provisions of the Acquisition Agreement, this Agreement, and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. It is expressly agreed, in addition to the obligation to reimburse the Company for any amount received by the Executive after any breach of this Section 7, that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

8. Termination. This Executive's employment hereunder may be terminated as follows:

     a. By the Executive. The Executive may terminate his employment at any time by giving sixty (60) days' prior written notice of termination to the Board. The Executive shall receive any compensation accrued on the date of termination and shall not be entitled to any compensation beyond the actual date of termination.

     b. By the Company with Cause. The Board may, in its reasonable discretion and judgment and upon written notice effective immediately, terminate Executive's employment under this Agreement at any time for "Cause." Cause shall mean:

          i. If the Executive is convicted of a felony under any applicable criminal code or statute or of any misdemeanor involving fraud or dishonesty against the Company or any affiliated or successor entity;

          ii.  If the Executive breaches Section 7 of this Agreement;

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          iii. If the Executive breaches any fiduciary duties as a director of the Company;

          iv. If the Executive wilfully fails to comply with the terms and conditions of this Agreement and fails to cure any such material breach or failure within ten (10) days after written notice thereof given by the Company to the Executive; or

          v. If the Executive wilfully and continually neglects to substantially perform his duties hereunder, and fails to cure such performance within ten (10) days after demand for substantial performance is delivered in writing by the Board, Chairman, or President that specifically identifies the manner in which the Board, Chairman, or President believes the Executive has not substantially performed his duties.

          The Executive shall receive any Salary accrued on the date of such termination and shall not be entitled to any compensation, including rights to any bonus or other benefits set forth herein.

     c. Physical or Mental Illness Incapacity. Executive's employment under this Agreement shall be terminable by the Company, as a result of the Executive's incapacity due to physical or mental illness, on the earlier of either: (i) the date when the Executive is eligible for coverage under the Company's long-term disability insurance plan; or
          (ii) the date when the Executive shall have been absent from his duties hereunder on a full-time basis for a period of six consecutive months (unless within ten (10) days after written notice to return is given, which may occur at or after the end of such six month period, Executive shall have returned to the performance of his duties hereunder on a full-time basis). During any period that the Executive fails to perform his duties due to incapacity, the Executive shall continue to receive from the Company his Salary and any declared or announced bonus until termination of the Base Term. The rights and benefits of the Executive under employee benefit and fringe benefit plans, and other programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs.

     d. Death. Executive's employment under this Agreement shall terminate as a result of the death of the Executive. The designated beneficiary or beneficiaries shall be entitled to receive any Salary installments and any accrued reimbursable expenses or declared or announced bonus. The rights under the benefit plans and programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs.

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9.   Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:


               If to the Company:              Joe Hall
                                               5601 West Waco Drive
                                               Waco, TX  76702

               With required copy to:          Earl H. Scudder, Jr.
                                               Scudder Law Firm, P.C.
                                               411 South 13th Street, Suite 200
                                               Lincoln, NE  68508

               If to the Executive:            Thomas K. Morehouse
                                               5601 West Waco Drive
                                               Waco, TX 76702

     Either party may change its address for notice by giving notice in accordance with the terms of this Section 9.

10.  General Provisions.

     a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

     c. Attorney Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party. These fees shall be in addition to any other relief that may be awarded.

     d. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties,



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          other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

     e. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by the Executive.

     f. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

     g. Titles. Titles of the sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Agreement.

     h. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     i. Contingency. This terms and conditions of this Agreement are expressly contingent upon the closing of the Acquisition Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE                                          CENTRAL FREIGHT LINES, INC.


/s/Thomas K. Morehouse                             By: /s/Joe Hall
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Thomas K. Morehouse                                    Joe Hall, President